Exhibit 99.3

IUCSS, INC.

CERTIFICATE OF DESIGNATION
OF
SERIES B NON-CONVERTIBLE PREFERRED STOCK

IUCSS, Inc., a Nevada corporation (the “Company”), acting pursuant to Chapter 78 of the Nevada Revised Statutes, the General Corporation Law of Nevada, does hereby submit the following Certificate of Designation of Series B Convertible Preferred Stock (this “Certificate”).

FIRST:  The name of the Company is IUCSS, Inc.

SECOND:  By unanimous consent of the Board of Directors of the Company (the “Board of Directors”), the following resolutions were duly adopted:

WHEREAS the Articles of Incorporation of the Company (as amended and restated, the “Articles of Incorporation”) authorizes Preferred Stock consisting of 20,000,000 shares, par value $0.001 per share, issuable from time to time in one or more series;

WHEREAS the Board of Directors is authorized, subject to limitations prescribed by law and by the provisions of the Company’s Articles of Incorporation, as amended, to establish and fix the number of shares to be included in any series of Preferred Stock and the designation, rights, preferences, powers, restrictions and limitations of the shares of such series; and

WHEREAS it is the desire of the Board of Directors to establish and fix the number of shares to be included in a new series of Preferred Stock and the designation, rights, preferences and limitations of the shares of such new series.

NOW, THEREFORE, BE IT RESOLVED that pursuant to the Articles of Incorporation there is hereby established a new series of 2,500,000 shares of Series B Convertible Preferred Stock of the Company (the “Series B Preferred Stock”) to have the designation, rights, preferences, powers, restrictions and limitations set forth in a supplement of the Company’s Articles of Incorporation as follows:

Section 1.  Designation and Number of Shares; Defined Terms.

(a)           Designation.  The series will be known as the “Series B Convertible Preferred Stock” and will be a Series B consisting of 2,500,000 shares of the authorized but unissued preferred stock of the Company.  The face amount of each share of Series B Preferred Stock shall be ($0.001) (the “Stated Value”)

(b)           Defined Terms.  When used herein, the terms below shall have the respective meanings indicated:

“Capital Stock” means the capital stock of the Company, including, without limitation, the Series B Preferred Stock.

“Change of Control” means the existence, occurrence, public announcement or entering into an agreement contemplating of any of the following: (a) the sale, conveyance or disposition of all or substantially all of the assets of the Company to any Person, (b) the sale, conveyance or disposition of all or substantially all of the assets of any Company Subsidiary to a Person other than the Company or another Company Subsidiary; (c) the effectuation of a transaction or series of transactions in which more than fifty percent (50%) of the equity or voting power of the Company is disposed of; (d) the effectuation of a transaction or series of transactions in which any of the equity or voting power of any Company Subsidiary is disposed to a Person other than the Company or another Company Subsidiary; (e) the consolidation, merger or other business combination of the Company with or into any other entity, immediately following which the prior stockholders of the Company fail to own, directly or indirectly, at least fifty percent (50%) of the surviving entity; (f) the consolidation, merger or other business combination of any Company Subsidiary with or into any other entity other than the Company or another Company Subsidiary; (g) a transaction or series of transactions in which any Person or group (other than pursuant to an agreement between current affiliates of the Company) acquires more than fifty percent (50%) of the equity or voting power of the Company; (h) a transaction or series of transactions in which any Person or group (other than the Company or a Company Subsidiary) acquires any of the voting equity of a Company Subsidiary; and (i) the Continuing Directors do not at any time constitute at least a majority of the Board of Directors.

“Continuing Director” means, at any date, a member of the Board of Directors (i) who was a member of such board on the effective date of this Certificate or (ii) who was nominated or elected by at least a majority of the directors who were Continuing Directors at the time of such nomination or election or whose election to the Board of Directors was recommended or endorsed by at least a majority of the directors who were Continuing Directors at the time of such nomination or election or such lesser number comprising a majority of a nominating committee if authority for such nominations or elections has been delegated to a nominating committee whose authority and composition have been approved by at least a majority of the directors who were Continuing Directors at the time such committee was formed.

“Common Stock” means the Company’s common stock, par value $0.001 per share.

“Company” means IUCSS, Inc., a Nevada corporation, and its successors and permitted assigns.

“Excluded Stock” shall mean:  (i) the Series B Preferred Stock; (ii) all Deliverable Shares; (iii) securities issued pursuant to the acquisition of another business entity or business segment of any such entity by the Company by merger, purchase of substantially all of the assets or other reorganization whereby the Company will own more than fifty percent (50%) of the voting power of such business entity or business segment of any such entity; (iv) securities issued to employees, consultants, officers, directors or other advisors of the Company pursuant to any stock option, stock purchase or stock bonus plan, agreement or arrangement approved by the Board of Directors; and (v) securities issued to leasing companies, landlords and other providers of goods and services to the Company and approved by the Board of Directors.

“Holder” means any Person that holds any Shares.

“Liquidation Event” means where (i) the Company or any Company Subsidiary shall make a general assignment for the benefit of creditors or consent to the appointment of a receiver, liquidator, custodian, or similar official of all or substantially all of its properties, or any such official is placed in control of such properties, or the Company or any Company Subsidiary shall commence any action or proceeding or take advantage of or file under any federal or state insolvency statute, including, without limitation, the United States Bankruptcy Code, seeking to have an order for relief entered with respect to it or seeking adjudication as a bankrupt or insolvent, or seeking reorganization, arrangement, adjustment, liquidation, dissolution, administration, a voluntary arrangement, or other relief with respect to it or its debts; or (ii) there shall be commenced against the Company or any Company Subsidiary any action or proceeding of the nature referred to in clause (i) above or seeking issuance of a warrant of attachment, execution, distraint, or similar process against all or any substantial part of its property, which results in the entry of an order for relief which remains undismissed, undischarged or unbonded for a period of sixty (60) days; or (iii) there is initiated the dissolution or other winding up of the Company or any material Company Subsidiary, whether voluntary or involuntary and whether or not involving insolvency or bankruptcy proceedings; or (iv) there is initiated any assignment for the benefit of creditors or any marshalling of the material assets or material liabilities of the Company or any Company Subsidiary.

“Series B Preferred Stock” has the meaning specified in the recitals of this Certificate.

“Shares” means shares of Series B Preferred Stock.

“Stated Value” has the meaning specified in Section 1(a).

(c)            Usage.  All definitions contained in this Certificate are equally applicable to the singular and plural forms of the terms defined.  The words “hereof”, “herein” and “hereunder” and words of similar import contained in this Certificate refer to this Certificate as a whole and not to any particular provision of this Certificate.

Section 2.  Dividends.

(a)            Dividend Rate.   No dividends shall be paid or accrue the Series B Preferred Stock .

Section 3.  Liquidation Preference.

(a)            Preference.  In the event of any liquidation, dissolution or winding up of the Company, either voluntarily or involuntarily, each Holder shall be entitled to receive prior and in preference to any distribution of any of the assets or surplus funds of the Company to the holders of any Junior Stock, an amount (the “Liquidation Preference”) equal to $0.001 per Share held by such Holder, or such other amount as any Securities Purchase Agreement under which the Shares are issued may provide.  If, upon such liquidation, dissolution or winding up of the Company, the assets of the Company available for distribution to the stockholders of the Company are insufficient to provide for the payment of the full aforesaid preferential amount, such assets as are so available shall be distributed among the Holders in proportion to the relative aggregate Liquidation Preferences of the Shares held by such Holders.  The Liquidation Preference set forth in this Section 3(a) shall be unaffected for any stock splits, stock combinations, stock dividends or similar recapitalizations.

(b)           Noncash Distributions.  If any of the assets of the Company are to be distributed other than in cash under this Section 3, then the Board of Directors shall promptly engage independent competent appraisers to determine the value of the assets to be distributed to the holders of Capital Stock.  The Company shall, upon receipt of such appraiser’s valuation, give prompt written notice to each holder of Capital Stock of the appraiser’s valuation

Section 4.  Covenants and Agreements.

(a)           Certain Affirmative Covenants of the Company.  The Company shall, and shall cause each Company Subsidiary to:

(i)          maintain its corporate existence in good standing;

(ii)         comply with all Governmental Requirements applicable to the operation of its business, except for instances of noncompliance that would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect;

(iii)        comply with all agreements, documents and instruments binding on it or affecting its Properties or business, including, without limitation, all Material Contracts, except for instances of noncompliance that would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect;

(iv)        provide each Holder with copies of all materials sent to its shareholders at the same time as such materials are delivered to such shareholders;

(v)         timely file with the Commission all reports required to be filed pursuant to the Exchange Act and refrain from terminating its status as an issuer required by the Exchange Act to file reports thereunder even if the Exchange Act or the rules or regulations thereunder would permit such termination (and otherwise make and keep public information available, as those terms are understood and defined in Rule 144);

(vi)        ensure that the Common Stock is at all times listed or quoted on the Nasdaq Bulletin Board, Nasdaq Global Market, the New York Stock Exchange, the American Stock Exchange, or such other exchange or quotation service (reasonably satisfactory to the Holders of not less than two-thirds of the Shares then outstanding;

(vii)       maintain commercially reasonable insurance coverage (including D&O insurance) for each of the Company and Company Subsidiaries; and

(b)           Certain Negative Covenants of the Company.  The Company shall not, and shall cause each Company Subsidiary not to:

(i)          enter into any transaction or arrangement with any Affiliate, employee, officer, director or shareholder of the Company or Company Subsidiary, unless such transaction is effectuated on an arms’ length basis and approved by the independent directors of the Company or such Company Subsidiary, as the case may be;

(ii)         incur (or permit to exist) any Debt (other than Permitted Debt);

(iii)        grant, establish or maintain any Lien on any of its Property other than Permitted Liens;

(iv)        make any Restricted Payments other than Restricted Payments made by a Company Subsidiary to the Company;

(v)         make any offers or sales of any security or solicit any offers to buy any security, which will be integrated with the sale of the Securities in a manner which would require the registration of any of the Securities under the Securities Act or require stockholder approval under the rules and regulations of the Principal Market;

(vi)        dispose of all or any part of its Property unless (i) such disposition is in the ordinary course of business and for fair market value, and (ii) such Property is not material to the Company’s or any Company Subsidiary’s business, operations or financial condition or performance; or

(vii)       consent to or implement any termination, amendment, modification, supplement or waiver of the certificate or articles of incorporation, articles of organization, bylaws, regulations or other constituent documents of the Company or any Company Subsidiary which could reasonably be expected to adversely affect the rights of any Holder under the Transaction Documents.

Section 5.  Redemption.

(a)            Redemption Event.  Each Holder shall have the right to require the Company to redeem all or any portion of the Shares held by such Holder (a “Redemption”) in common Stock of the Company, at the sole discretion of the Holder, upon the occurrence of any of the following events (each, a “Redemption Event”):

(i)          the Company fails at any time to comply with or perform in all material respects all of the agreements, obligations, covenants and conditions set forth in Section 4 or any other provision of this Certificate that are required to be complied with or performed by it, and such failure is not cured within five (5) Business Days from the date on which a Holder delivers written notice thereof to the Company; or

(iii)        a Change of Control.

(b)           Redemption Price.  The amount payable upon a Redemption (the “Redemption Price”) shall be equal to the greater of (i) the aggregate Liquidation Preference for the Shares being redeemed as of the Redemption Date and (ii) common Stock of the Company, wherein each share of Class B Preferred Stock shall be convertible into 200 shares of the Company’s common stock.

(c)           Payment of Redemption Price.  The Company shall issue the required common stock of the Company, on or prior to the fifth (5th) Business Day following the date on which such Holder delivers written notice (the “Redemption Notice”) to the Company demanding the redemption of such Holder’s Shares pursuant to this Section 5 and specifying the number of Shares to be redeemed (such fifth (5th) Business Day being referred to herein as the “Redemption Date”).  If the Company fails to issue the required shares of the Company’s common stock to a Holder on or before the Redemption Date, such Holder shall be entitled to interest thereon, in the form of additional shares of the Company’s common stock, from and after the Redemption Payment Date until the Redemption Price has been satisfied in full in full, at an annual rate as set forth in any Securities Purchase Agreement executed in conjunction with the issuance of the Shares.

Section 6.  Early Redemption.

For the avoidance of doubt, the Company shall not have the right to redeem any Shares prior to the Maturity Date.

Section 7.  Voting Rights; Protective Provisions; Conversion Rights; Waivers.

(a)           Voting Rights.  The Series B Preferred Stock shall have 200 votes for each share of Series B Preferred Stock.

(b)           Protective Provisions. So long as any Shares are outstanding, the Company shall not, without first obtaining  the approval of the Holders of not less than two-thirds of the Shares then outstanding:

(i)          alter, change, modify or amend (x) the terms of the Series B Preferred Stock in any way or (y) the terms of any other capital stock of the Company so as to affect adversely the Series B Preferred Stock;

(ii)         create or issue any new class or series of capital stock (other than the Series A and Series C Preferred Stock of the Company established simultaneous herewith, or increase the authorized number of any existing class or series of capital stock, in either such case having a preference over or ranking pari passu with the Series B Preferred Stock as to redemption or distribution of assets upon a Liquidation Event or any other liquidation, dissolution or winding up of the Company;

(iii)        increase the authorized number of shares of Series B Preferred Stock;

(iv)        re-issue any Shares which have been converted or redeemed in accordance with the terms hereof; or

(v)         issue any Shares except pursuant to the terms of this Certificate.

The Shares shall be unaffected by any Change of Control and no adjustments shall be made therefore.  In the event that (x) the Holders of not less than two-thirds of the Shares then outstanding agree to allow the Company to alter or change the rights, preferences or privileges of the Series B Preferred Stock pursuant to the terms hereof, no such change shall be effective to the extent that, by its terms, it applies to less than all of the Shares then outstanding.

(c)           Conversion Rights.  In the event of any merger, recapitalization, or other capitalization event which, since the issuance of this Series B Non-Convertible Preferred Stock, is more than 20% in the aggregate, the Holder of the Shares hereunder shall have the right to convert the Shares, convertible into common stock at a rate equal to the voting rights provided herein (i.e. 200:1).

(c)           Waivers.  Any waiver or consent under this Certificate shall be in writing and be binding only upon the specific Person giving such waiver or consent and limited to the specific instance and purpose for which such waiver or consent was given.

Section 8.  Notices.  Any notice required by the provisions of this Certificate to be given to a Holder shall be deemed given if deposited in the United States mail, postage prepaid, and addressed to such Holder of record at such Holder’s latest address appearing on the books of the Company or at such other address provided by such Holder to the Company in writing.

IN WITNESS WHEREOF, the Company has caused this Certificate to be executed by its President and attested to by its Secretary this 29th day of March 2011.

IUCSS, INC.

By:  /s/ David Cunic
Name: David Cunic
Title:  Chief Executive Officer

ATTEST:

By:  /s/ Gina Morreale
Name:  Gina Morreale
Title:  Secretary